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                                                                  Exihibit 10.95

[LOGO] P COM

                                  April 8, 2002

Mr. Alan T. Wright
Chief Operating Officer
P-Com, Inc.
3175 South Winchester Boulevard
Campbell, CA  95008

Dear Alan:

     I am pleased to inform you that on January 30, 2002 the Board of Directors of P-Com, Inc. (the "Company") authorized me to offer a special benefit program for you and certain other key executives. The purpose of this letter agreement is to set forth the terms and conditions of your benefit package and to explain the limitations which will govern the overall value of your benefits.

          1. Severance Benefits. You shall become entitled to receive the following severance benefits if your employment with the Company terminates by reason of an Involuntary Termination:

               a. Salary Continuation Payments. You shall be entitled to salary continuation payments in an aggregate amount equal to the greater of [*]. Such salary continuation payments shall be paid in a series of successive equal biweekly installments over the twelve (12)-month period measured from the date of your Involuntary Termination and shall be subject to the Company's collection of all applicable Federal, State and local income and employment withholding taxes.

               b. Options. Notwithstanding your Involuntary Termination, your
(i) unvested options to purchase common stock of the Company shall continue to vest and (ii) such options plus options already vested but unexercised as of the date of your Involuntary Termination, shall continue to be exercisable in accordance with the Company's 1995 Stock Option/Stock Issuance Plan from the date of Involuntary Termination to [*]. You shall not have any right to receive any other Company stock options, or have any right to receive any other Company stock after the date of your Involuntary Termination.

               c. Unpaid Benefits. You will receive a lump sum payment of all unpaid vacation days that you have accrued through the date of your Involuntary Termination. Such payment shall be made to you within fifteen (15) days after the date of such Involuntary Termination, subject to the Company's collection of all applicable Federal, State and local income and employment withholding taxes.

[*]  Confidential treatment requested

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Mr. Alan T.Wright
Page 2

          2. Limitation of Severance Benefits.

               (a) Source of Benefit. The severance benefits to which you may become entitled under of this Agreement are the only severance benefits to which you are entitled upon the termination of your employment with the Company, and no other severance benefits shall be provided to you by the Company pursuant to any other severance plan or program of the Company.

               (b) Termination for Cause. In the event your employment hereunder is terminated for cause, no severance benefits shall be provided to you under this Agreement.

          3. Indemnification. The indemnification provisions for officers and directors under the Company certificate of incorporation, indemnification agreement, Bylaws and insurance policies will (to the maximum extent permitted by law) be extended to you with respect to any and all matters, events or transactions occurring or effected during your employment with the Company.

          4. General Creditor Status. The payments and benefits to which you become entitled hereunder will be paid, when due, from the general assets of the Company, and no trust fund, escrow arrangement or other segregated account will be established as a funding vehicle for such payment. Accordingly, your right (or the right of the personal representatives or beneficiaries of your estate) to receive any payments or benefits hereunder will at all times be that of a general creditor of the Company and will have no priority over the claims of other general creditors.

          5. Definitions. Involuntary Termination means the termination of your employment with the Company (or successor):

     (i) involuntarily upon your discharge or dismissal,

     (ii) voluntarily upon your resignation following (a) a change in level of management to which you report, (b) a reduction in your level of compensation (including base salary, fringe benefits and target bonus under any incentive performance plan) other than a reduction made in connection with a company-wide expense reduction or (c) a change in your place of employment which is more than fifty (50) miles from your place of employment, provided and only if such change or reduction is effected without your written concurrence, or

     (iii) by reason of your death or disability.

[*]  Confidential treatment requested

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Mr. Alan T.Wright
Page 3

          6. Miscellaneous. This letter agreement will be binding upon the Company, its successors and assigns (including, without limitation, the surviving entity in any change in control transaction) and is to be construed and interpreted under the laws of the State of California. Except as set forth herein, this letter agreement supersedes all prior agreements between you and the Company relating to the subject of severance benefits payable upon Involuntary Termination, including the Company's 1995 Stock Option/Stock Issuance Plan and the agreements evidencing the options issued thereunder, and may only be amended by written instrument signed by you and an authorized officer of the Company. If any provision of this letter agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision will in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this letter agreement, or the enforceability or invalidity of this letter agreement as a whole. Should any provision of this letter agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision will be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this letter agreement will continue in full force and effect.

          7. Independent Legal Counsel. By executing this letter agreement, you acknowledge that you have had an opportunity to seek advice from your own legal counsel with respect to the matters contained herein.

     Please indicate your acceptance of the foregoing provisions of this letter agreement by signing the enclosed copy of this agreement and returning it to the Company.

P-COM, INC.:                                 ACCEPTANCE:
Signature: /s/  George P. Roberts            Signature: /s/ Alan T. Wright
          -------------------------                    -------------------------
George P. Roberts                            Alan T. Wright
Chairman and Chief Executive Officer

[*]  Confidential treatment requested